Exhibit 10.38

$20,000,000.00

AMENDMENT NO. 4

TO

LOAN AND SECURITY AGREEMENT

originally dated as of September 11, 2000

by and among

THE TRIZETTO GROUP, INC.

CREATIVE BUSINESS SOLUTIONS, INC.

FINSERV HEALTH CARE SYSTEMS, INC.

HEALTHCARE MEDIA ENTERPRISES, INC.

HEALTHWEB, INC.

MARGOLIS HEALTH ENTERPRISES, INC.

NOVALIS CORPORATION

TRIZETTO APPLICATION SERVICES, INC.

DIGITAL INSURANCE SYSTEMS CORPORATION

HEALTH NETWORKS OF AMERICA, INC.

NOVALIS DEVELOPMENT CORPORATION

NOVALIS DEVELOPMENT & LICENSING CORPORATION

NOVALIS SERVICES CORPORATION

ERISCO, INC.

RESOURCE INFORMATION MANAGEMENT SYSTEMS, INC.

WINTHROP FINANCIAL GROUP, INC.

OPTION SERVICES GROUP, INC.

INFOTRUST COMPANY

(collectively, “Borrower”)

and

HELLER HEALTHCARE FINANCE, INC.

(“Lender”)

Amended as of December 11, 2002

AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of this 11th day of December, 2002, by and among THE TRIZETTO GROUP, INC., a Delaware corporation (“TriZetto”), CREATIVE BUSINESS SOLUTIONS, INC., a Texas corporation, FINSERV HEALTH CARE SYSTEMS, INC., a New York corporation, HEALTHCARE MEDIA ENTERPRISES, INC., a Delaware corporation, HEALTHWEB, INC., a Delaware corporation, MARGOLIS HEALTH ENTERPRISES, INC., a California corporation, NOVALIS CORPORATION, a Delaware corporation, TRIZETTO APPLICATION SERVICES, INC., a Colorado corporation, DIGITAL INSURANCE SYSTEMS CORPORATION, an Ohio corporation, HEALTH NETWORKS OF AMERICA, INC., a Maryland corporation, NOVALIS DEVELOPMENT CORPORATION, a Delaware corporation, NOVALIS DEVELOPMENT & LICENSING CORPORATION, an Indiana corporation, NOVALIS SERVICES CORPORATION, a Delaware corporation, ERISCO, INC., a New York corporation, RESOURCE INFORMATION MANAGEMENT SYSTEMS, INC., an Illinois corporation, WINTHROP FINANCIAL GROUP, INC., an Illinois corporation, OPTION SERVICES GROUP, INC., an Illinois corporation, and INFOTRUST COMPANY, an Illinois corporation (collectively, the “Borrower”), and HELLER HEALTHCARE FINANCE, INC., a Delaware corporation (“Lender”).

RECITALS

WHEREAS, pursuant to that certain Loan and Security Agreement dated September 11, 2000 by and between Borrower and Lender (as amended, modified, supplemented and restated from time to time, the “Loan Agreement”), Lender agreed to make available to Borrower a revolving credit facility; and

WHEREAS, Borrower and Lender desire to amend the Loan Agreement to (a) increase the Maximum Loan Amount (b) extend the Term of the Agreement, (c) change the base rate of interest and certain other pricing terms, and (d) make such other changes as are specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

Section 1.    Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement.

Section 2.    Confirmation of Representations and Warranties. Each entity comprising Borrower hereby (a) confirms that all of the representations and warranties set forth in Article IV of the Loan Agreement are true and correct with respect to such Borrower, and (b) specifically represents and warrants to Lender that it has good and marketable title to all of its respective Collateral, free and clear of any lien or security interest in favor of any other person or entity other than Permitted Liens.

Section 3.    Increase in Maximum Loan Amount. On and as of the Amendment Effective Date (as defined below), the Maximum Loan Amount shall be increased from Fifteen Million and No/100 Dollars ($15,000,000.00) to Twenty Million and No/100 Dollars ($20,000,000.00).

Section 4.    Amendments to Loan Agreement. On and as of the Amendment Effective Date, the following provisions of the Loan Agreement shall be deemed to have been modified as set forth below, without further action by the parties:

(a)    A new Section 1.3a. is hereby added as follows:

“Section 1.3a.    Affiliated Loan Documents. ‘Affiliated Loan Documents’ shall mean any and all documents evidencing, securing and/or governing any financing provided by Lender or Lender’s Affiliates to Borrower, Guarantor or any Affiliate of Borrower or Guarantor, as the same may be amended, modified, increased, renewed or restated from time to time.”

(b)    Section 1.5 is hereby amended and restated in its entirety to read as follows:

“Section 1.5.    Base Rate. ‘Base Rate’ means, at Borrower’s option absent an Event of Default, either (a) a fluctuating rate per annum compounded daily (on the basis of the actual number of days elapsed over a 360-day year) equal to the Prime Rate plus one percent (1.0%) (the “Index Rate”), or (ii) for one (1), two (2) or three month periods (3), at Borrower’s option absent an Event of Default, commencing on the Fourth Amendment Effective Date, a fixed rate per annum equal to LIBOR plus three and one quarter percent (3.25%) (the “LIBOR Rate”).”

(c)    A new Section 1.13a. is hereby added as follows:

“Section 1.13a.    Consolidated Net Income. “Consolidated Net Income’ means the consolidated net income of TriZetto and its subsidiaries as determined in accordance with GAAP.”

(d)    Section 1.16. is hereby deleted in its entirety.

(e)    Section 1.17 is hereby amended and restated in its entirety to read as follows:

“Section 1.17.    Default Rate. ‘Default Rate’ means a rate per annum equal to five percent (5.0%) above the then-applicable Index Rate.”

(f)    A new Section 1.17a. is hereby added as follows:

“Section 1.17a.    EBITDA. ‘EBITDA’ means, for any period, an amount equal to Consolidated Net Income for such period, plus the following, to the extent deducted in computing such Consolidated Net Income: (a) Interest Expense; (b) taxes; and (c) depreciation, amortization and other non-cash charges.”

(g)    A new Section 1.19a. is hereby added as follows:

“Section 1.19a.    Fourth Amendment Effective Date. ‘Fourth Amendment Effective Date’ means the “Effective Date” as defined in Amendment No. 4 to Loan and Security Agreement dated as of December 11, 2002 by and between Borrower and Lender.”

(h)    A new Section 1.24a. is hereby added as follows:

“Section 1.24a.    HIPAA. ‘HIPAA’ means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.”

(i)    A new Section 1.24b. and Section 1.24c. are hereby added as follows:

“Section 1.24b.    Index Rate Loan. ‘Index Rate Loan’ means any Revolving Credit Loan, advance or other extension of credit made under this Agreement to that bears interest at the Index Rate in accordance with this Agreement.

Section 1.24c.    Interest Expense. ‘Interest Expense’ means, for any fiscal period, the consolidated interest expense (including imputed interest on capitalized lease obligations) on indebtedness of TriZetto and its subsidiaries for such period, excluding any interest expense that is incurred by any other person or entity with respect to obligations that TriZetto or any of its subsidiaries has guaranteed.”

(j)    A new Section 1.25a. and Section 1.25b. are hereby added as follows:

“Section 1.25a.    LIBOR. ‘LIBOR’ means the rate published in The Wall Street Journal under the caption “Money Rates, London Interbank Offered Rates (LIBOR)” for notes maturing one (1), two (2) or three (3) months, as applicable, after issuance on the second full Business Day next preceding the first day of any applicable Interest Period. If The Wall Street Journal discontinues or fails to publish such rate, then Lender shall, in its discretion, choose an alternative publication, reference or source for the rate Lender believes most closely approximates the London Interbank Offered Rates (LIBOR).

“Section 1.25b.    LIBOR Loan. ‘LIBOR Loan’ means any Revolving Credit Loan, advance or other extension of credit made under this Agreement to that bears interest at the LIBOR Rate in accordance with this Agreement.”

(k)    Section 1.35(v) is hereby amended and restated in its entirety to read as follows:

“(v)    liens on equipment of Borrower to secure borrowed money incurred for the sole purpose of financing all or a portion of the purchase price of the equipment subject to such lien (i.e., purchase money security interests) in the ordinary course of business; provided that such liens attach only to the assets subject to such purchase money debt and such purchase money debt does not exceed one hundred percent (100%) of the purchase price of the subject assets;”

(l)    Section 1.41 is hereby amended and restated in its entirety to read as follows:

“Section 1.41.    Qualified Account. “Qualified Account” means an Account of Borrower generated in the ordinary course of Borrower’s business from the rendition of Healthcare Services pursuant to a Customer Contract which Lender, in its reasonable credit judgment, deems to be a Qualified Account. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if: (a) the Account or any portion of the Account is payable by an individual beneficiary, recipient or subscriber individually and not directly to Borrower by an Account Debtor acceptable to Lender in its reasonable discretion; (b) the Account remains unpaid more than one hundred fifty (150) calendar days past the claim or invoice date (but in no event more than one hundred and sixty-five (165) calendar days after the applicable Healthcare Services have been rendered); (c) such part of the Account as is subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind; (d) any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged; (e) if the Account arises from the sale of goods by Borrower, the sale was not an absolute sale, or the sale was made on consignment or on approval or on a sale-or-return basis, or the sale was made subject to any other repurchase orreturn agreement, or the goods have not been shipped to the Account Debtor or its designee; (f) if the Account arises from the performance of Healthcare Services, where the Healthcare Services have not been actually been performed or the Healthcare Services were undertaken in violation of any law; (g) the Account is subject to a lien other than a Permitted Lien; (h) Borrower knows or should have known of the bankruptcy, receivership, reorganization, or insolvency of the Account Debtor; (i) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (j) the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States; provided that, notwithstanding the provisions of this subsection (j) to the contrary, at such time as Lender becomes satisfied in its discretion that it has a perfected security interest in those Accounts of TriZetto arising under that certain Facets License Agreement with COSVI (the “Facets Accounts”) and with the collectability of the Facets Accounts, the Facets Accounts shall be deemed to be Qualified Accounts notwithstanding the provisions of this subsection (j); provided, further that notwithstanding the foregoing, the Facets Accounts shall cease to be Qualified Accounts notwithstanding the provisions of this subsection (j) if at any time the location, manner or billing process with respect to the Facets Accounts changes in any manner that could reasonably be expected to have an adverse effect on the perfection of Lender’s security interest in or the collectability of the Facets Accounts; (k) the Account Debtor is an Affiliate or Subsidiary of Borrower; (l) more than seventy-five percent (75%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than one hundred and twenty (120) calendar days past their invoice date; (m) INTENTIONALLY DELETED; (n) such part of the total unpaid Accounts of any single Account Debtor that exceeds twenty percent (20%) of the net amount of all Qualified Accounts; (o) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached; (p) INTENTIONALLY DELETED; (q) INTENTIONALLY DELETED; (r) INTENTIONALLY DELETED; or (s) the Account fails to meet such other specifications and requirements which may from time to time be established by Lender in its reasonable discretion.”

(m)    Section 1.46(c) is hereby amended and restated in its entirety to read as follows:

“(c)    if the effective date of termination is after the second anniversary of the initial Closing date hereunder but before December 11, 2004, the greater of (i) one percent of the Maximum Loan Amount and (ii) the Yield Maintenance Amount.”

(n)    The first sentence of Section 2.1(a) is hereby amended and restated in its entirety to read as follows:

“The maximum aggregate principal amount of credit extended by Lender to Borrower under this Agreement (the “Loan”) that will be outstanding at any time is Twenty Million and No/100 Dollars ($20,000,000.00) (the “Maximum Loan Amount”).”

(o)    Section 2.1(c) is hereby amended and restated in its entirety to read as follows:

“(c)    (i)    At Closing, Borrower shall execute and deliver to Lender a promissory note evidencing Borrower’s unconditional obligation to repay Lender for Revolving Credit Loans, advances and other extensions of credit made under the Loan, in the form of Exhibit A to this Agreement (as amended, modified, restated or replaced from time to time, the “Note”), dated the date of this Agreement, payable to the order of Lender in accordance with the terms thereof. The Note shall bear interest on the outstanding principal balance of the Note from the date of the Note until repaid in full, with interest payable in arrears on the first Business Day of each month, at a rate per annum equal to the Base Rate. Each Revolving Credit Loan, advance and other extension of credit shall be deemed evidenced by the Note, which is deemed incorporated into and made a part of this Agreement by this reference.

(ii)    At any time absent an Event of Default, Borrower shall have the option to (A) request that any Revolving Credit Advance be made as a LIBOR Loan, (B) convert all or any part of any outstanding Loans from Index Rate Loans to LIBOR Loans, (C) convert any LIBOR Loan to an Index Rate Loan, or (D) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued LIBOR Loan shall commence on the first day after the last day of the Interest Period of the LIBOR Loan to be continued; provided that, notwithstanding the foregoing, there shall be no more than four (4) LIBOR Loans outstanding at any time under this Agreement and the Secured Term Note (as defined) together. Notwithstanding anything in this Section 2.1 or this Agreement to the contrary, at any time after the occurrence and during the continuance of an Event of Default, Borrower’s option to have Revolving Credit Loans, advances and other extensions of credit bear interest at the LIBOR Rate shall cease, and, thereafter and during any such period, all such

Revolving Credit Loans, advances and other extensions of credit shall bear interest at the Default Rate.”

(p)    Section 2.1(d) is hereby amended and restated in its entirety to read as follows:

“(d)    Subject to the terms and conditions of this Agreement, advances under the Loan shall be made against a borrowing base equal to eighty-five percent (85%) of Qualified Accounts due and owing from any Account Debtor (the “Borrowing Base”). Lender, in its sole credit judgment, may further adjust theBorrowing Base by applying percentages (known as “liquidity factors”) to Qualified Accounts by payor class based upon Borrower’s actual recent collection history for each payor (i.e., hospitals, other health care entities, etc.) in a manner consistent with Lender’s underwriting practices and procedures; provided, however, that such liquidity factors shall not reduce the Borrowing Base by more than five percent (5%).”

(q)    Section 2.2(e) is hereby amended and restated in its entirety to read as follows:

“(e)    Lender will account to Borrower monthly with a statement of Revolving Credit Loans, charges and payments made pursuant to this Agreement, including the calculation of interest. Such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) calendar days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection to those items specifically objected to in the notice.”

(r)    The eighth sentence of Section 2.3 is hereby amended and restated in its entirety to read as follows:

“All funds transferred from the Concentration Account for application to Borrower’s indebtedness to Lender shall be applied to reduce the Loan balance, but for purposes of calculating interest shall be subject to a four (4) Business Day clearance period.”

(s)    Section 2.4(b) is hereby amended and restated in its entirety to read as follows:

“(b)    So long as the Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly usage fee (the “Usage Fee”) equal to 0.0333% of the average amount by which the Maximum Loan Amount exceeds the average amount of the principal balance of the Revolving Loans during the preceding month. The Usage Fee shall be payable monthly in arrears on the first Business Day of each successive calendar month.”

(t)    Section 2.4(d) is hereby amended and restated in its entirety to read as follows:

“(d)    Subject to the provisions set forth below, Borrower shall reimburse Lender for all out-of-pocket audit and appraisal fees (in an amount up to $35,000) in connection with semi-annual audits of Borrower’s books and records and such other matters as Lender shall deem appropriate. Such amounts shall be reimbursed by Borrower, and be due and payable, no later than thirty (30) days following the date of issuance by Lender of a request for payment thereof to Borrower (which request shall be accompanied by documentation); provided, however, that on and after and duringthe occurrence of any Event of Default hereunder, the foregoing cap shall not apply, and Borrower shall be required to reimburse Lender, in accordance with the above, for all out-of-pocket audit and appraisal fees incurred by Lender in connection with any audits or appraisals performed by Lender during such period, and such audits and appraisals shall not be counted as “semi-annual” audits or appraisals for purposes hereof.”

(u)    Section 2.6 is hereby amended and restated in its entirety to read as follows:

“Section 2.6.    Use of Proceeds. The proceeds of Lender’s advances under the Loan shall be used solely for working capital, for acquisitions and for other purposes not prohibited under this Agreement.”

(v)    Section 2.8(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Subject to Lender’s right to cease making Revolving Credit Loans to Borrower upon or after any Event of Default, this Agreement shall be in effect until December 11, 2004, unless terminated as provided in this Section 2.8 (the “Term”), and this Agreement shall be renewed for one-year periods thereafter only upon the mutual written agreement of the parties.”

(w)    Section 3.1 is hereby amended and restated in its entirety to read as follows:

“Section 3.1.    Generally. As security for the payment of all liabilities of Borrower to Lender, including without limitation: (a) indebtedness evidenced under the Note, repayment of Revolving Credit Loans, advances and other extensions of credit, all fees and charges owing by Borrower, (including without limitation the Termination Fee) and all other liabilities and obligations of every kind or nature whatsoever of Borrower to Lender, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including but not limited to any extensions, modifications, substitutions, increases and renewals thereof, (b) the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights under this Agreement and in the following property in accordance with the terms of this Agreement, (c) the payment of all expenses incurred by Lender in connection therewith, and (d) the payment and performance by Borrower, Guarantor and their respective Affiliates of their respective obligations under the Affiliated Loan Documents, including but not limited to the Secured Term Note dated September 14, 2001 (as the same may be amended, modified or restated from time to time, the “Secured Term Note”) (collectively, the “Obligations”), Borrower hereby assigns and grants to Lender a continuing first priority Lien on and security interest in, upon, and to the following property whether now owned or hereafter acquired or arising (the “Collateral”; unless otherwise defined in this Agreement, all terms used in the following subparagraphs shall have the meanings given them in the Uniform Commercial Code as now or hereafter in effect) provided that, notwithstanding anything in this Section 3 to the contrary, the term “Collateral” shall not include any assets described below to the extent such assets are subject to a capital lease agreement if the grant of a security interest in such property to Lender hereunder would constitute a breach or violation of such capital lease agreement:

(a)    all of Borrower’s Accounts, and all of Borrower’s money, contract rights, chattel paper, documents, deposit accounts, securities, investment property and instruments with respect thereto, and all of Borrower’s rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

(b)    to the extent not listed above, all of Borrower’s money, securities, investment property, deposit accounts, instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or a bailee or Affiliate of Lender, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(c)    to the extent not listed above, all of Borrower’s now owned or hereafter acquired deposit accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account;

(d)    all of Borrower’s right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(e)    all of Borrower’s general intangibles (including, but not limited to, payment intangibles) and other property of every kind and description with respect to, evidencing or relating to its Accounts, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, information, software, records, and data, as the same relates to the Accounts;

(f)    all of Borrower’s other money, securities, investment property, deposit accounts, instruments, documents, supporting obligations and chattel paper;

(g)    all of Borrower’s letter-of-credit rights and commercial tort claims;

(h)    all of Borrower’s other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, unpatented inventions, trade secrets, copyrights, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks and trademarks applied for (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

(i)    all of Borrower’s now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

(j)    all of Borrower’s now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof; and

(k)    to the extent not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of all of the foregoing.”

(x)    Section 3.2 is hereby amended and restated in its entirety to read as follows:

“Section 3.2.    Lien Documents. At Closing and thereafter as Lender deems necessary in its sole discretion, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in itssole discretion) any agreements, documents, instruments, and writings deemed necessary by Lender or as Lender may otherwise request from time to time in its sole discretion to evidence, perfect, or protect Lender’s Lien and security interest in the Collateral required under this Agreement. Borrower hereby authorizes Lender to file one or more financing statements and amendments thereto describing the Collateral and describing any agricultural liens or other statutory liens held by Lender, and providing any other notices deemed necessary by Lender.”

(y)    Section 4.17 is hereby amended and restated in its entirety to read as follows:

“Section 4.17.    Stock Ownership. The identity of the greater than five percent (5%) stockholders of record of all of the outstanding common stock of TriZetto, together with the respective ownership percentages held by such stockholders as of March 8, 2002 are as set forth in the Proxy Statement of TriZetto filed with the Securities and Exchange Commission on April 15, 2002. In addition, the owner(s) of any and all classes of stock (other than the common stock of TriZetto) or other equity interests of, and/or holders of notes (other than the Revolving Credit Note and the Secured Term Note) issued by, TriZetto and each other Borrower as of the Fourth Amendment Effective Date are set forth in Schedule 4.17.”

(z)    Section 4.25 is hereby amended and restated in its entirety to read as follows:

“Section 4.25.    HIPAA. To the extent that and for so long as (a) Borrower is a “covered entity” within the meaning of HIPAA or (b) Borrower and/or its business and operations are subject to or covered by the so-called “Administrative Simplification” provisions of HIPAA, Borrower (i) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA that could be adversely affected by the failure of Borrower to be HIPAA Compliant (as defined below); (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that Borrower is or becomes HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower (x) is or will be in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that such requirement becomes effective in accordance with its terms (each such date, a “HIPAA Compliance Date”), and (y) is not, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding in connection with HIPAA (other than routine surveys or reviews conducted by any government health plan orother accreditation entity), in the case of either (x) or (y), to the extent that such non-compliance or penalty, process, claim, action, proceeding, review or survey, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.”

(aa)    Section 6.1 is hereby amended as follows:

(i)    by deleting the text appearing in subparagraph (vi) thereof and substituting the phrase “INTENTIONALLY DELETED” therefore; and

(ii)    substituting “; and” for the period at the end of subsection (x) thereof, and by adding a new subsection (xi) as follows:

“(xi)    as soon as available, but in any event by the last day of each fiscal year of Borrower, an annual operating plan for Borrower for the following fiscal year (each, an “Operating Plan”) which (i) includes a statement of all of the material assumptions on which such plan is based and (ii) includes at least quarterly balance sheets, income statements and statements of cash flows for the following year, all prepared on the same basis and in similar detail as that on which operating results are reported and including plans for personnel, Capital Expenditures (as defined below) and facilities.”

(bb)    Section 6.10 is hereby amended as follows:

(i)    by substituting the figure “$1,000,000” for the figure “$500,000” appearing in subparagraph (iv) thereof; and

(ii)    by substituting the figure “$500,000” for the figure “$200,000” appearing in subparagraph (v) thereof.

(cc)    Section 6.17 is hereby deleted in its entirety.

(dd)    Section 6.23 is hereby amended by substituting the figure “$50,000” for the figure “$20,000” appearing therein and by adding the word “consolidated” before the phrase “tangible net worth” in the first sentence thereof.

(ee)    Section 6.24 is hereby amended and restated in its entirety to read as follows:

“Section 6.24.    Termination of or Default under Customer Contracts. Borrower will notify Lender of any termination of or default (that would give rise to a termination) under any Customer Contract that represents twenty percent (20%) or more of TriZetto’s consolidated gross revenues during theimmediately preceding twelve (12) month period (a “Material Customer Contract”) as soon as possible but in any event not later than the earlier of five (5) Business Days prior to the subsequent borrowing under this Loan Agreement or three (3) Business Days after any notice of termination or default thereunder, in each case other than any such termination or default notices that originate with Borrower, which notices must be sent concurrently to Lender. Notwithstanding anything in this Section 6.24 to the contrary, no provision in this Section 6.24 shall modify, reduce or otherwise affect Lender’s rights hereunder or under any other Loan Document.”

(ee)    Section 6.26 is hereby amended by deleing the text thereof in its entirety and substituting the phrase “INTENTIONALLY DELETED” in place thereof.

(ff)    Section 6.27 is hereby amended and restated in its entirety to read as follows:

“Section 6.27.    Excess Cash. At all times after the Fourth Amendment Effective Date and throughout the term of this Agreement thereafter, TriZetto shall maintain an excess cash balance equal, in the aggregate, to at least Thirty-Five Million and No/100 Dollars ($35,000,000.00) (the “Cash Balance”); provided, that, the Cash Balance required to be maintained hereunder shall be automatically decreased dollar-for-dollar on and contemporaneously with Lender’s receipt of any required amortization or other principal repayments under the Amended and Restated Secured Term Note; and, provided, further, if at any time after the Fourth Amendment Effective Date, TriZetto shall fail to maintain the Cash Balance as required hereunder, TriZetto shall be required to notify Lender in writing of such event. Upon the failure of TriZetto to maintain the Cash Balance as required hereunder, in addition to any other rights or remedies Lender may have under this Agreement, Lender shall be entitled, in its sole discretion, on the earlier of (a) Lender’s receipt of such written notice from TriZetto hereunder, and (b) Lender’s otherwise becoming aware of TriZetto’s failure to maintain the Cash Balance as required hereunder, to immediately reduce the advance rate set forth in Section 2.1(d) of this Agreement to sixty-five percent (65%) from eighty-five percent (85%). For purposes hereof, “excess cash balance” shall mean the sum of TriZetto’s consolidated cash (not including any restricted cash or cash held on deposit as security for other obligations of any Borrower), cash equivalents, short term-investments and certificates of deposit and/or commercial paper with a maturity date of less than ninety (90) days that TriZetto can sell on the open market at any time, and may also include the amounts available to be advanced by Lender under this Agreement.”

(gg)    A new Section 6.28 is hereby added as follows:

“Section 6.28.    Minimum EBITDA. As of the end of each fiscal quarter of TriZetto, TriZetto, on a consolidated basis, shall have EBITDA equal to at least seventy percent (70%) of the amount set forth in the Operating Plan corresponding with such period. “

(hh)    A new Section 6.29 is hereby added as follows:

“Section 6.29.    Recurring Revenue. As of the end of each fiscal quarter of TriZetto, TriZetto, on a consolidated basis, shall have “recurring revenue” (as identified on TriZetto’s financial statements consistent with TriZetto’s past practice) equal to at least seventy percent (70%) of the amount set forth in the Operating Plan corresponding with such period.”

(ii)    Section 7.1 is hereby amended and restated in its entirety to read as follows:

“Section 7.1.    Borrowing. Borrower will not create, incur, assume or suffer to exist any liability for borrowed money except: (i) indebtedness to Lender, together with any refinancing, renewal or extension thereof; (ii) indebtedness of Borrower secured by mortgages, encumbrances or liens permitted by Section 11(b) together with any refinancing, renewal or extension thereof so long as the aggregate principal amount and material terms of such indebtedness are not increased or worsened thereby; (iii) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) calendar days from the billing date or more than thirty (30) calendar days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; (iv) the indebtedness set forth on Schedule 11(a) together with any refinancing, renewal or extension thereof so long as the aggregate principal amount and material terms of such indebtedness are not increased or worsened thereby; and (v) to the extent not included in subparagraphs (i)-(iv) above, borrowings incurred in the ordinary course of its business and not and not exceeding $500,000 in the aggregate outstanding at any one time. Borrower will not make prepayments on any existing or future indebtedness for borrowed money to any third person or entity (other than Lender, to the extent permitted by this Note or any subsequent agreement between Borrower and Lender).”

(jj)    Section 7.4 is hereby amended and restated in its entirety to read as follows:

“Section 7.4.    Restriction on Fundamental Changes. Borrower will not, without the prior written consent of Lender: (a) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); provided that, with respect to any liquidation or dissolution of a Borrower in connection with which the assets and liabilities of such Borrower are transferred to another entity that is then a Borrower under this Agreement, the prior written consent of Lender shall not be required; or (b)convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, by merger, consolidation, sale of assets or otherwise (i) all or substantially all of its assets or (ii) the capital stock of any of its subsidiaries, in each case whether now owned or hereafter acquired. Borrower agrees that compliance with this Section 7.4 is a material inducement to Lender’s advancing credit under this Agreement. Borrower further agrees that in addition to all other remedies available to Lender, Lender shall be entitled to specific enforcement of the covenants in this Section 7.4, including without limitation injunctive relief.”

(kk)    Section 7.7 is hereby amended and restated in its entirety to read as follows:

“Section 7.7.    Loans. Borrower will not make loans or advances to any Person, other than (a) trade credit extended in the ordinary course of its business, and (ii) advances for business travel and similar temporary advances made in the ordinary course of business to officers, stockholders, directors and employees.”

(ll)    Section 7.8 is hereby amended and restated in its entirety to read as follows:

“Section 7.8.    Contingent Liabilities. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of businesses.”

(mm)    Section 7.9 is hereby amended and restated in its entirety to read as follows:

“Section 7.9.    Subsidiaries. Except for subsidiaries which are also certain of the entities which constitute Borrower, those subsidiaries set forth on Schedule 4.1 and any subsidiary formed or acquired in connection with an acquisition made by Borrower, Borrower does not have, and will not form, any subsidiary, or make any equity investment in or any loan in the nature of an equity investment to, any other person, without the prior written consent of Lender, which consent shall not be unreasonably withheld. In the event that any subsidiary listed on Schedule 4.1 or any other subsidiary of a Borrower which is not itself a Borrower hereunder at any time acquires or otherwise obtains any assets or commences operations of any kind, Borrower agrees that it shall request that such subsidiary be added as a “Borrower” entity under this Agreement and shall ensure that such subsidiary as well as the other Borrower entities execute all documents required, among other things, to include such subsidiary as a “Borrower” under this Agreement and to include the collateral of such subsidiary in the Collateral hereunder.”

(nn)    Section 7.13. is hereby amended and restated in its entirety to read as follows:

“Section 7.13.    Use of Lender’s Name/Press Releases. Borrower will not use Lender’s name (or the name of any of Lender’s affiliates) in connection with any of its business operations. Borrower will not and will not permit its Affiliates to, in the future, issue any press release or other public disclosure using the name of Lender, General Electric Capital Corporation or any of their respective Affiliates or referring to the Loan Agreement or the other Loan Documents without at least two (2) Business Days prior written notice to Lender and without the prior written consent of Lender unless (and only to the extent that) Borrower or such Affiliate of Borrower is required to so disclose under law and then, in any event, such Borrower or Affiliate will notify Lender of such press release or other public disclosure. Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by the Loan Agreement. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing contained in the Loan Agreement is intended to permit or authorize Borrower to make any contract on behalf of Lender.”

(oo)    Section 7.14 is hereby amended and restated in its entirety to read as follows:

“Section 7.14.    Change in Capital Structure. From and after the Fourth Amendment Effective Date, there shall occur no change in the ownership of the equity securities (other than the common stock of TriZetto) of TriZetto or any other Borrower, in each case from such ownership as set forth in Schedule 4.17.”

(pp)    A new Section 7.18 is hereby added as follows:

“Section 7.18.    Capital Expenditures. With respect to each consecutive six (6) month period during the term of this Agreement, commencing on the Fourth Amendment Effective Date, TriZetto, on a consolidated basis, shall not make Capital Expenditures during such period in excess of an amount equal to one hundred twenty percent (120%) of the amount set forth in the Operating Plan corresponding with such period. For purposes hereof, “Capital Expenditures” means all expenditures (by the expenditure of cash or the incurrence of indebtedness) during any period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.”

(qq)    Section 8.1 is hereby amended as follows:

(i)    by substituting the phrase “INTENTIONALLY DELETED” for the text appearing in subparagraph (k) thereof;

(ii)    by substituting the phrase “INTENTIONALLY DELETED” for the text appearing in subparagraph (l) thereof;

(iii)    by amending subparagraph (q) thereof in its entirety to read as follows:

“(q)    Borrower shall be criminally convicted under any law and such conviction shall have a Material Adverse Effect;”; and

(iv)    by adding a new subparagraph (s) thereto as follows:

“(s)    An Event of Default shall have occurred under the Affiliated Loan Documents, including but not limited to the Secured Term Note.”

(rr)    The first sentence of Section 8.4 is hereby amended and restated in its entirety to read as follows:

“Lender shall have the right to proceed against all or any portion of the Collateral to satisfy, in any order, (a) the liabilities and Obligations of Borrower or any of Borrower’s subsidiaries or Affiliates to Lender or any of Lender’s Affiliates under this Agreement, or, (b) upon the occurrence of an Event of Default thereunder, the liabilities and obligations under the Affiliated Loan Documents.”

(ss)    Section 9.1(b) is hereby amended by deleting the last sentence thereof.

(tt)    Section 9.4 is hereby amended by adding an additional notice block for Borrower as follows:

“with a copy to:

The TriZetto Group, Inc.

567 San Nicholas Drive, Suite 360

Newport Beach, California 92660

Attention: James J. Sullivan, Vice President, General Counsel

Telephone: (949) 719-2215

Telecopier: (949) 219-2197”

(uu)    A new Section 9.23 is hereby added as follows:

“Section 9.23.    Cross-Guaranty.

(a)    Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 9.23 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 9.23 shall be absolute and unconditional, irrespective of, and unaffected by (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 9.23) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof; (iii) the existence, value or condition of, or failure to perfect its lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security); (iv) the insolvency of any Borrower; or (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(b)    Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(c)    Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

(d)    Each Borrower agrees that the provisions of this Section 9.23 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

(e)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in this Section 9.23, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement,exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 9.23, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.23.

(f)    If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 9.23. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event

Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 9.23, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

(g)    Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 9.23 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)    the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii)    the amount that could be claimed by Agent and Lenders from such Borrower under this Section 9.23 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.23.

(h)    To the extent that any Borrower shall make a payment under this Section 9.23 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(i)    As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(j)    This Section 9.23 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.23 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.23. Nothing contained in this Section 9.23 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(k)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(l)    The rights of the indemnifying Borrowers against other Credit Parties under this Section 9.23 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments of Lender hereunder.”

(m)    The liability of Borrowers under this Section 9.23 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.”

Section 5.    Fees and Costs.

(a)    In consideration of Lender’s agreement to enter into this Amendment and the Amended and Restated Secured Term Note (the “Amended and Restated Secured Term Note”), Borrower, jointly and severally, unconditionally agrees to pay to Lender a commitment fee (the “Fee”) equal to Three Hundred Twelve Thousand Five Hundred and No/100 Dollars ($312,500.00), which Fee shall (i) be due and payable by Borrower on the date of the execution and delivery of this Amendment and Term Note Amendment by Borrower and shall be non-refundable when paid, and

(ii) constitute a portion of the Obligations evidenced by the Note and secured by the Loan Agreement and other Loan Documents.

(b)    In addition to the Fee, Borrower, jointly and severally, agrees to reimburse Lender for all costs of Lender incurred in connection with the preparation of this Amendment, including the reasonable document preparation fees of Lender’s in-house counsel; provided that the total amount of legal fees to be reimbursed by Borrower in connection with the negotiation and documentation of this Amendment, the Amended and Restated Secured Term Note and related documents shall not exceed $15,000.

Section 6.    Enforceability. This Amendment constitutes the legal, valid and binding obligation of Borrower, and is enforceable against Borrower in accordance with its terms.

Section 7.    Effective Date. The obligation of Lender to enter into and perform this Amendment is subject to satisfaction of all of the following conditions, to Lender’s sole satisfaction (the date of satisfaction of all of the following conditions to Lender’s sole satisfaction, the “Effective Date”):

(a)    Lender shall have received two (2) executed originals of this Amendment duly executed by an authorized officer of each Borrower;

(b)    Lender shall have received one (1) executed original of the Fourth Amendment to Revolving Credit Note, duly executed by an authorized officer of each Borrower;

(c)    Lender shall have received updated Schedules to the Loan Agreement, which updated Schedules shall be satisfactory to Lender;

(d)    Lender shall have received payment in full of the Fee;

(e)    Lender shall have received one (1) executed original of the Amended and Restated Secured Term Note, duly executed by an authorized officer of each Borrower;

(f)    Lender shall be satisfied that it has a perfected first priority security interest in the Collateral, with only such exceptions thereto as shall have been approved by it;

(g)    there shall have occurred and be continuing no Event of Default and no event which, with the giving of notice or lapse of time or both, could constitute an Event of Default; and

(h)    Borrower shall have provided Lender with resolutions of the Board of Directors, members or partners, as the case may be, of each Borrower, authorizing the execution, delivery and performance of this Amendment, the Fourth Amendment to Revolving Credit Note and the Amended and Restated Secured Term Note and otherwise in such form as shall be reasonably satisfactory to Lender.

The obligations of Lender are further conditioned on Borrowers’ agreement, by its signature below as such, to execute and deliver to Lender, by the date that is no later than twenty (20) days following the date of this Amendment, a Copyright Security Agreement, in form and substance reasonably satisfactory to Lender, for filing by Lender with the U.S. Copyright Office to enable Lender to perfect Lender’s lien on and security interest in Borrowers’ registered copyrights, including the proceeds thereof. The failure of Borrowers to have executed and delivered such Copyright Security Agreement to Lender as and when required hereunder shall render Lender’s consent to this Amendment void ab initio, and shall constitute an immediate and automatic Event of Default under the Loan Agreement, without notice or further action by Lender.

Section 8.    No Novation. This Amendment (together with any other document executed in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Loan Agreement.

Section 9.    Reference to the Effect on the Loan Agreement.

(a)    Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment.

(b)    Except as specifically amended above, the Loan Agreement, and all other Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in this Amendment, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments and agreements executed or delivered in connection with the Loan Agreement.

Section 10.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any otherwise applicable conflicts of laws principles thereof.

Section 11.    Headings. Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 12.    Counterparts. This Amendment may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Amendment No. 4 to Loan and Security Agreement constitutes an instrument executed under seal, the parties have caused this Amendment No. 4 to Loan and Security Agreement to be executed under seal as of the date first above written.

LENDER:

HELLER HEALTHCARE FINANCE, INC.,
a Delaware corporation

By:
Name:	Brett Robinson
Title:	Vice President

BORROWER:

THE TRIZETTO GROUP, INC.,
a Delaware corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

CREATIVE BUSINESS SOLUTIONS, INC.,
a Texas corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

FINSERV HEALTH CARE SYSTEMS, INC.,
a New York corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

HEALTHCARE MEDIA ENTERPRISES, INC.,
a Delaware corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

HEALTHWEB, INC., a Delaware corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

MARGOLIS HEALTH ENTERPRISES, INC.,
a California corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

NOVALIS CORPORATION,
a Delaware corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

TRIZETTO APPLICATION SERVICES, INC.,
a Colorado corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

DIGITAL INSURANCE SYSTEMS CORPORATION,
an Ohio corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

HEALTH NETWORKS OF AMERICA, INC.,
a Maryland corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

NOVALIS DEVELOPMENT CORPORATION,
a Delaware corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

NOVALIS DEVELOPMENT & LICENSING CORPORATION,
an Indiana corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

NOVALIS SERVICES CORPORATION
a Delaware corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

ERISCO, INC., a New York corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

RESOURCE INFORMATION MANAGEMENT SYSTEMS, INC., an Illinois corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

WINTHROP FINANCIAL GROUP, INC.,
an Illinois corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

OPTION SERVICES GROUP, INC.,
an Illinois corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary

INFOTRUST COMPANY,
an Illinois corporation

By:
Name:	Michael J. Sunderland
Title:	Chief Financial Officer/Secretary